                                   FORM 8-K/A
                                AMENDMENT NO. 1


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




                   MAY 27, 1999               (MARCH 12, 1999)
--------------------------------------------------------------------------------
                Date of Report (Date of earliest event reported)


                            PAUL HARRIS STORES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    INDIANA                        0-07264                     35-0907402
--------------------------------------------------------------------------------
(State or other                  (Commission                 (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)


                                6003 GUION ROAD
                          INDIANAPOLIS, INDIANA 46268
--------------------------------------------------------------------------------
                          (Address of principal
                           executive offices)


Registrant's telephone number, including area code:  (317) 293-3900
                                                    ---------------

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

            This Amendment is being filed to provide historical financial information required by Item 7(a) and the pro forma financial information required by Item 7(b) of Form 8-K which was not available when the Registrant's Current Report on Form 8-K, dated March 29, 1999, was filed.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)   Financial statements of businesses acquired.

            The historical financial information required by this Current Report on Form 8-K is incorporated herein by reference from pages 3 through 20 hereto.

      (b)   Pro forma financial information.

            The pro forma financial information required by this Current Report on Form 8-K is incorporated herein by reference from pages 21 through 24 hereto.

      (c)   Exhibits.

            The exhibits set forth on the Index to Exhibits on page 26 is incorporated herein by reference.

                                                                         ITEM 7a



                            THE J. PETERMAN COMPANY

                              Financial Statements

                               December 31, 1997

                   With Independent Auditors' Report Thereon

                            THE J. PETERMAN COMPANY


                               Table of Contents




                                                                         Page(s)
                                                                         -------

Independent Auditors' Report                                                1

Balance Sheet                                                               2

Statement of Operations                                                     3

Statement of Stockholders' Equity                                           4

Statement of Cash Flows                                                     5

Notes to Financial Statements                                            6 - 13

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors
The J. Peterman Company:

We have audited the accompanying balance sheet of The J. Peterman Company as of December 31, 1997, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in note 6 to the financial statements, the Company was recapitalized during 1997.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The J. Peterman Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                        KPMG LLP



February 20, 1998

                            THE J. PETERMAN COMPANY

                                 Balance Sheet

                               December 31, 1997


                   Assets (note 3)                                                          1997
                   ------                                                                   ----
Current assets:
    Cash                                                                            $       476,378
    Certificate of deposit                                                                  547,056
    Trade accounts receivable                                                             3,249,371
    Inventories (note 2)                                                                 12,306,365
    Prepaid expenses                                                                      1,823,227
    Other current assets (notes 5 and 10)                                                   908,983
                                                                                     --------------
              Total current assets                                                       19,311,380
                                                                                     --------------

Equipment and leasehold improvements - at cost:
    Equipment (note 4)                                                                    1,143,786
    Leasehold improvements                                                                  932,310
                                                                                     --------------
                                                                                          2,076,096
    Less accumulated depreciation and amortization                                        1,185,961
                                                                                     --------------
              Net equipment and leasehold improvements                                      890,135

Other assets                                                                                532,256
                                                                                     --------------
              Total assets                                                          $    20,733,771
                                                                                     ==============

       Liabilities and Stockholders' Equity (Deficit)
       ----------------------------------------------

Current liabilities:
    Notes payable (note 3)                                                          $     4,117,184
    Current maturities of long-term obligations (note 4)                                    136,609
    Trade accounts payable                                                                3,319,640
    Accrued liabilities                                                                   2,877,879
                                                                                     --------------
              Total current liabilities                                                  10,451,312

Long-term obligations, excluding current maturities (note 4)                                186,241
Subordinated debentures, net of $152,602 discount (note 6)                                7,136,664
                                                                                     --------------
              Total liabilities                                                          17,774,217
                                                                                     --------------

Redeemable preferred stock (note 6):
    Series C convertible preferred stock, $1,000 par value.
      Authorized, issued and outstanding 4,300 shares.                                    3,191,925
    Series D convertible preferred stock, $1.00 par value.
      Authorized 2,000,000 shares; issued and outstanding 141,997 shares.                   141,997

Stockholders' equity (deficit) (notes 6 and 7):
    Common stock, $.0005 par value.  Authorized 10,000,000
      shares; issued and outstanding 5,556,927 shares.                                        2,774
    Additional paid-in capital                                                              335,445
    Accumulated deficit                                                                    (712,587)
                                                                                     --------------
              Total stockholders' deficit                                                  (374,368)

Commitments (note 8)
                                                                                     --------------
                                                                                    $    20,733,771
                                                                                     ==============


See accompanying notes to financial statements.

                            THE J. PETERMAN COMPANY

                            Statement of Operations

                          Year ended December 31, 1997



                                                                              1997
                                                                              ----
Net sales                                                               $    43,380,407

Operating costs:
    Cost of sales, advertising and selling expenses (note 9)                 35,777,204
    General and administrative                                                6,648,327
                                                                         --------------
                                                                             42,425,531
                                                                         --------------

        Operating income                                                        954,876

Other income (expense):
    Interest expense                                                         (1,076,654)
    Interest income                                                              26,043
    Other, net                                                                   22,079
                                                                         --------------
                                                                             (1,028,532)
                                                                         --------------

        Loss before income taxes                                                (73,656)

Income tax benefit (note 5)                                                      91,000
                                                                         --------------

        Net income                                                      $        17,344
                                                                         ==============










See accompanying notes to financial statements.

                            THE J. PETERMAN COMPANY

                       Statement of Stockholders' Deficit

                          Year ended December 31, 1997

                                                                                         Retained
                                                                      Additional         earnings            Total
                                                      Common            paid-in        (accumulated      stockholders'
                                                      Stock             capital          deficit)           equity
                                                      -----             -------          --------           ------
Balance at December 31, 1996                      $     1,171           251,435          (457,601)         (204,995)

Dividends declared:
   Series A preferred stock, 8% of
     original purchase price                             -                 -              (39,826)          (39,826)
   Series B preferred stock, 8% of
     original purchase price                             -                 -              (90,507)          (90,507)
   Series C preferred stock, 8% of
     original purchase price; issued as
     Series D convertible preferred stock                -                 -             (141,997)         (141,997)
Redemption of Series A and Series B
   convertible preferred stock                           -             (137,506)             -             (137,506)
Issuance of common stock                                1,603           221,516              -              223,119
Net income                                               -                 -               17,344            17,344
                                                      -------          --------          --------          --------

Balance at December 31, 1997                      $     2,774           335,445          (712,587)         (374,368)
                                                      =======          ========          ========          ========





See accompanying notes to financial statements.

                            THE J. PETERMAN COMPANY

                            Statement of Cash Flows

                          Year ended December 31, 1997

                                                                                               1997
                                                                                               ----
Cash flows from operating activities:
    Net income                                                                        $        17,344
    Adjustments to reconcile net income to net cash
      used in operating activities:
         Deferred income taxes                                                                 (1,000)
         Depreciation and amortization                                                        247,283
         Compensation expense from issuance of common stock                                    70,517
         Increase in trade accounts receivable                                             (2,574,714)
         Increase in inventories                                                             (434,290)
         Increase in prepaid expenses                                                        (875,786)
         Increase in other assets                                                            (212,560)
         Increase in trade accounts payable                                                   155,052
         Increase in accrued liabilities                                                      350,494
                                                                                       --------------
               Net cash used in operating activities                                       (3,257,660)
                                                                                       --------------

Cash flows from investing activities:
    Net increase in certificate of deposit                                                    (22,007)
    Proceeds from sale of fixed assets                                                          2,929
    Purchases of equipment and leasehold improvements                                        (208,564)
                                                                                       --------------
               Net cash used in investing activities                                         (227,642)
                                                                                       --------------

Cash flows from financing activities:
    Repayment of notes payable, net                                                        (2,154,981)
    Redemption of Series A and B convertible preferred stock                               (3,561,983)
    Issuance of Series C convertible preferred stock                                        3,191,925
    Proceeds from issuance of subordinated debentures                                       7,289,266
    Principal payments on long-term obligations                                              (126,358)
    Dividends paid                                                                           (755,617)
                                                                                       --------------
               Net cash provided by financing activities                                    3,882,252
                                                                                       --------------

Net increase in cash                                                                          396,950

Cash at beginning of year                                                                      79,428
                                                                                       --------------

Cash at end of year                                                                   $       476,378
                                                                                       ==============

Supplemental disclosures of cash flow information:
    Cash paid during the year for interest                                            $     1,074,607
                                                                                       ==============
    Cash dividends declared                                                           $       130,333
                                                                                       ==============


See accompanying notes to financial statements.

                            THE J. PETERMAN COMPANY

                         Notes to Financial Statements


(1)  Summary of Significant Accounting Policies

     (a)  Organization

          The J. Peterman Company (the Company) was incorporated on October 9,
            1987. The Company's primary business activity is direct mail order and catalog sales throughout the United States and Japan. The Company also operates a retail store in Kentucky and three outlet stores located in Tennessee, Vermont, and California.

          As discussed in note 6 to the financial statements, the Company was recapitalized during 1997.

     (b)  Trade Accounts Receivable

          The Company considers trade accounts receivable to be fully collectible due to the credit card and prepayment nature of all sales. Accordingly, no allowance for doubtful accounts has been provided. If amounts become uncollectible, they will be charged to operations when that determination is made.

     (c)  Inventories

          Inventories consist of merchandise sold through catalog, retail and outlet stores and direct mail orders, and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

     (d)  Prepaid Expenses

          Included in prepaid expenses are prepaid catalog costs which consist of costs incurred to produce and distribute catalogs. These costs are amortized over a three-month period.

     (e)  Equipment and Leasehold Improvements

          Depreciation on equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

     (f)  Income Taxes

          Income taxes are accounted for under the asset and liability method.
            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.





                                       6                             (Continued)

                            THE J. PETERMAN COMPANY

                         Notes to Financial Statements


(1)  Summary of Significant Accounting Policies - Continued

     (g)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  Inventories

     Inventories as of December 31, 1997 consist of the following:

                                                                       1997
                                                                       ----

       Finished goods                                             $  12,197,504
       Work in progress                                                   9,309
       Raw materials and supplies                                        99,552
                                                                   ------------

                                                                  $  12,306,365
                                                                   ============
(3)  Notes Payable

     Notes payable at December 31, 1997 consist of the following:

                                                                       1997
                                                                       ----

     Line of credit facility up to $15,000,000; secured by
       substantially all of the assets of the Company. The
       line accrues interest monthly at the prime rate or
       LIBOR plus 2.5% (8.5% and 8.25%, respectively, at
       December 31, 1997); agreement expires July 25, 2002.       $   3,617,184

     Revolving bank loan, secured by a certificate of deposit.
       The loan accrues interest at the certificate of deposit
       rate plus 1.5% (5.67% at December 31, 1997) and is due
       on demand.                                                       500,000
                                                                   ------------

                     Total notes payable                          $   4,117,184
                                                                   ============

     The line of credit facility agreement contains certain affirmative, negative, and financial covenants with which management believes the Company to be in compliance or has obtained waivers from the lender.




                                       7                             (Continued)

                            THE J. PETERMAN COMPANY

                         Notes to Financial Statements


(4)  Long-Term Obligations

     Long-term obligations at December 31, 1997 consist of the following:

                                                                        1997
                                                                        ----

     Unsecured  note  obligation,  due in monthly
       installments  of $13,234, including interest at 10.82%,
       due March 2000                                                $  315,893

     Installment  note obligation for vehicle,  due in monthly
       installments of $482, including interest at 5.95%, due
       April 1999                                                         6,957
                                                                      ---------

          Total long-term obligations                                   322,850
     Less current maturities                                            136,609
                                                                      ---------

          Long-term obligations, excluding current maturities        $  186,241
                                                                      =========

     The aggregate maturities of long-term obligations are as follows:

          Year ending
          December 31,
          ------------

              1998                                                   $  136,609
              1999                                                      147,265
              2000                                                       38,976
                                                                      ---------

                                                                     $  322,850
                                                                      =========

(5)  Income Taxes

     The components of income tax benefit for the year ended December 31, 1997 are as follows:

                                                                        1997
                                                                        ----
          Current:
            Federal                                                  $  (76,000)
            State                                                       (14,000)
                                                                      ---------
                                                                        (90,000)
                                                                      ---------
          Deferred:
            Federal                                                      (1,000)
            State                                                           -
                                                                      ---------
                                                                         (1,000)
                                                                      ---------
                                                                     $  (91,000)
                                                                      =========




                                       8                             (Continued)

                            THE J. PETERMAN COMPANY

                         Notes to Financial Statements


(5)  Income Taxes - Continued

     Total income tax benefit in 1997 differed from amounts computed by applying the Federal income tax rate of 35% to loss before income taxes as a result of the following:

                                                                         1997
                                                                         ----

       Computed "expected" tax benefit                             $    (26,000)
       State income tax benefit, net of Federal income taxes             17,000
       Change in the beginning-of-the-year balance of the
          valuation allowance for deferred tax assets allocated
          to income tax expense                                        (145,000)
       Other                                                             63,000
                                                                     ----------
                                                                   $    (91,000)
                                                                     ==========

     The significant components of deferred income tax expense (benefit) for the year ended December 31, 1997 are as follows:

                                                                         1997
                                                                         ----
              Deferred tax benefit (exclusive of
                other components below)                            $    146,000
              Decrease in beginning-of-the-year balance of the
                valuation allowance for deferred tax assets            (145,000)
                                                                     ----------
                                                                   $     (1,000)
                                                                     ==========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are presented below:

                                                                         1997
                                                                         ----
              Deferred tax assets:
                Allowance for customer returns                     $    459,000
                Allowance for inventory obsolescence                    120,000
                Plant and equipment                                     177,000
                Charitable contributions                                 79,000
                Other                                                    36,000
                                                                     ----------
                      Total gross deferred tax assets                   871,000
                      Less valuation allowance                             -
                                                                     ----------
                                                                        871,000
                                                                     ----------
              Deferred tax liabilities:
                Prepaid catalog costs capitalized for
                  financial statement purposes                          567,000
                Pre-operating costs                                      60,000
                Other                                                    54,000
                                                                     ----------
                      Total gross deferred tax liabilities              681,000
                                                                     ----------
                      Net deferred tax asset                       $    190,000
                                                                     ==========



                                       9                             (Continued)

                            THE J. PETERMAN COMPANY

                         Notes to Financial Statements


(5)  Income Taxes - Continued

     The valuation allowance for deferred tax assets as of January 1, 1997 was $145,000. The net change in the total valuation allowance for the year ended December 31, 1997 was a decrease of $145,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(6)  Recapitalization of the Company

     During 1997, the Company was recapitalized by the following transactions:

       - On July 16, 1997, the Company authorized 4,300 shares of Series C convertible preferred stock with a par value of $1,000 per share and 2,000,000 shares of Series D convertible preferred stock with a par value of $1.00 per share.

       - On July 23, 1997, the Company issued 3,729 shares of Series C preferred stock (2,778 shares issued to BMO Nesbitt Burns Equity Investments (U.S.), Inc., (Equity Investments) and 951 shares issued to Brand Equity Ventures I-A, L.P. (BEV)). The Company also issued to Equity Investments and BEV, respectively, $4,522,000 and $1,549,000 of 10% unsecured subordinated debentures. The Company also issued to Equity Investments and BEV, respectively, 1,095,342 and 375,207 shares of common stock. The common stock issued to Equity Investments and BEV was accounted for by the Company as a discount to the debentures. The discount will be amortized over the life of the debentures. The Company also issued 1,511,228 shares of common stock to stockholders and directors of the Company.

       - On July 23, 1997, the Company redeemed all outstanding shares of the Series A preferred stock having a par value of $1.30 per share (844,000 shares) and all outstanding shares of the Series B preferred stock having a par value of $4.34 per share (576,000 shares). Shares of Series A preferred stock were redeemed at a price of $1.56 per share from the following shareholders: Hambro International Venture Fund II, 624,000 shares, and Hambro International Fund Offshore II, 220,000 shares. Shares of Series B preferred stock were redeemed at a price of $5.21 per share from the following shareholders: Hambro International Venture Fund II, 127,280 shares; Hambro International Fund Offshore II, 44,720 shares; New Enterprise Associates V, Limited Partnership, 388,000 shares; and The Silverado Fund I, Limited Partnership, 16,000 shares. Accrued Series A and B dividends of $755,617 were paid.




                                       10                            (Continued)

                            THE J. PETERMAN COMPANY

                         Notes to Financial Statements


(6)  Recapitalization of the Company - Continued

       - On October 8, 1997, the Company issued 571 shares of Series C preferred stock (190 shares issued to BEV and 381 shares issued to Genesis Peterman Direct LLC (Genesis)). The Company also issued to BEV and Genesis, respectively, $310,000 and $619,000 of 10% unsecured subordinated debentures. The Company also issued to BEV and Genesis, respectively, 149,937 and 75,090 shares of common stock. The common stock issued to BEV and Genesis was accounted for by the Company as a discount to the debentures. This discount will be amortized over the life of the debentures.

     Each share of Series C preferred stock (preferred stock) is convertible into 330.233 shares of the Company's common stock at any time commencing on the date of issuance of the Series C preferred stock through the fifth year from that date. Dividends accrue at the rate of 8% of the par value per annum. The dividends shall be due and payable quarterly commencing on September 30, 1997. During 1997, Series C dividends were declared and issued as Series D preferred stock. The Series D preferred stock has no conversion rights.

     The preferred stock is subject to mandatory redemption upon the occurrence of any of the following events: (1) the 5th anniversary of the first date on which the first Series C Preferred Shares are issued; (2) sale, lease, conveyance, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation; (3) the merger, consolidation, reorganization or other business combination involving the Corporation; (4) the closing of a Qualified Public Offering; or (5) an event of default under the purchase agreement. Due to the mandatory redemption features of the preferred stock, the Series C and Series D Preferred Shares are not classified within stockholders' equity (deficit) in the balance sheet as of December 31, 1997.

     The unsecured subordinated debentures are due July 23, 2002. Interest accrues at 10% and is due quarterly beginning September 30,1997. The Company may elect to pay interest by delivering to the holders of the debentures additional debentures having a principal amount equal to the amount of interest due. For the quarters ended September 30, 1997 and December 31, 1997, the Company did elect to issue additional debentures.

     The debenture and preferred stock purchase agreements contain certain affirmative, negative, and financial covenants with which management believes the Company to be in compliance or has obtained waivers from the debenture and stockholders.

(7)  Stock Options

     Effective July 1, 1993, the Company adopted a stock option plan for key employees. The stock option plan provides for granting of stock options to purchase shares of common stock at an exercise price equal to the fair value of the stock on the day the option is granted. Options may be exercised, based upon individual vesting schedules, from the date granted through April 1, 2001.




                                       11                            (Continued)

                            THE J. PETERMAN COMPANY

                         Notes to Financial Statements


(7)  Stock Options - Continued

     At December 31, 1997, there were 537,000 additional shares available for grant under the Plan. The stock options granted during 1997 had no value on the date of grant using the Black Scholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 8%, and an expected life of 5.5 years.

     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements.

     Stock option activity during the periods indicated is as follows:


                                             Number of      Weighted-Average
                                              Shares         Exercise Price
                                              ------         --------------

           Balance at December 31, 1996        595,766           1.11
                  Granted                        3,000           1.10
                  Retired                     (397,656)          1.10
                                             ---------

           Balance at December 31, 1997        201,110           1.12
                                             =========

     At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $1.21 - $1.08 and
       5.5 years, respectively.

     At December 31, 1997, the number of options exercisable was 201,110 and the weighted-average exercise price of those options was $1.12.

     Also, see note 11.

(8)  Leases

     The Company has various noncancelable operating leases that expire over the next five years. Rental expense for operating leases was approximately $1,283,000 for 1997.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are:

                                                      Operating
            Year ending December 31:                   leases
                                                       ------
                    1998                           $   1,122,893
                    1999                                 950,312
                    2000                                 811,946
                    2001                                 769,303
                    2002                                 680,758
                    Thereafter                         1,640,320
                                                     -----------
            Total minimum lease payments           $   5,975,532
                                                     ===========

                                       12                            (Continued)

                            THE J. PETERMAN COMPANY

                         Notes to Financial Statements


(9)  Pension Plan

     During 1996, the Company implemented a defined contribution plan for the benefit of all qualifying employees. The plan allows for contributions by employees up to 15% of gross wages or $9,500 per employee. The Company contributes 25% up to the first 6% of the employee's contributions. The Company contributed $27,878 to the plan for the year ended December 31, 1997.

(10) Related Party Transactions

     During 1997, the Company paid $1,185,430 in advertising agency fees to a company owned by a stockholder and director of the Company. As of July 23, 1997 the stockholder is no longer a director. During 1997, consulting fees of $48,590 were paid to the son of a stockholder and director of the Company.

     At December 31, 1997, other assets include $303,125 of receivables due from the stockholders and directors of the Company.

(11) Subsequent Events - Unaudited

     The Company had been operating as a debtor-in-possession since filing a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on January 25, 1999. On February 25, 1999, the Company filed with the United States Bankruptcy Court for the Eastern District of Kentucky, Lexington Division, its Emergency Motion to Employ Agent with Authority to Sell Assets Subject to Higher or Better Offers and other relief. On March 5, 1999, the auction authorized by the order granting relief requested by the Company was accepted subject to negotiation and execution of a definitive agreement. On March 12, 1999, substantially all the assets of the Company were acquired by Paul Harris Stores, Inc., a specialty retailer of moderately priced casual attire for women, from the Company at auction, pursuant to the court order, for $10,000,000, free and clear of all liens, claims, interest and encumbrances.

     Due to the Company's bankruptcy and subsequent sale of substantially all of its assets, certain disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation", have been omitted.

                            THE J. PETERMAN COMPANY
                                 Balance Sheets
                          September 30, 1998 and 1997
                                   Unaudited
                    (Dollars in thousands except par values)

                                                              1998          1997
                                                           ---------      ---------
Assets
Current assets:
 Cash                                                      $     474      $     118
 Certificate of deposit                                          564            541
 Trade accounts receivable                                     1,807          1,440
 Inventory                                                    17,070         14,395
 Prepaid expenses                                              3,188            937
 Other current assets                                          6,188          1,313
                                                           ---------      ---------
   Total current assets                                       29,291         18,744

Equipment and Leasehold Improvements - at cost:
 Equipment                                                     2,237          1,105
 Leasehold improvements                                        3,697            912
                                                           ---------      ---------
                                                               5,934          2,017
 Less accumulated depreciation and amortization               (1,424)        (1,188)
                                                           ---------      ---------
   Net equipment and leasehold improvements                    4,510            829

Other assets                                                     792            (29)
                                                           ---------      ---------
Total Assets                                               $  34,593      $  19,544
                                                           =========      =========

Liabilities and Stockholders' Equity
Current Liabilities:
 Notes payable                                             $   6,587      $   8,527
 Trade accounts payable                                        5,764          2,220
 Other current liabilities                                        84            675
                                                           ---------      ---------
   Total current liabilities                                  12,435         11,422

Long-term obligations                                            222            355
Subordinated debentures                                       15,729          6,184
                                                           ---------      ---------
   Total liabilities                                          28,386         17,961

Redeemable preferred stock
 Series C convertible preferred stock, $1,000 par value
   Authorized 4,300,000: issued and outstanding 4,300,000      3,158          2,623
   and 3,729,000 at 1998 and 1997, respectively
 Series D convertible preferred stock, $1 par value
   Authorized 2,000,000 shares, issued and outstanding
   560,000 and 56,000 at 1998 and 1997, respectively             560             56
 Series E convertible preferred stock, $10 par value
   Authorized, issued and outstanding 826,200 shares           7,710

Stockholders' equity (deficit):
 Common Stock, $.0005 par value, Authorized 10,000,000
   shares: issued and outstanding 5,556,927 and
   2,350,123 shares in 1998 and 1997, respectively                 3              1
 Additional paid-in capital                                      345             76
 Accumulated deficit                                          (5,569)        (1,173)
                                                           ---------      ---------
   Total stockholders' deficit                                (5,221)        (1,096)
                                                           ---------      ---------
 Commitments
                                                           ---------      ---------
                                                           $  34,593      $  19,544
                                                           =========      =========

See accompanying notes to financial statements

                            THE J. PETERMAN COMPANY
                            Statements of Operations
             For the Nine Months Ended September 30, 1998 and 1997
                                   Unaudited
                             (Dollars in thousands)

                                                               1998               1997
                                                             --------           --------
Net sales                                                    $ 31,629           $ 26,787

Operating costs:
 Cost of sales, advertising and selling expenses               28,378             22,508
 General and administrative expenses                            9,506              4,496
                                                             --------           --------
                                                               37,884             27,004
                                                             --------           --------
   Operating loss                                              (6,255)              (217)

Other income (expense):
 Interest expense                                              (1,119)              (770)
 Other, net                                                        49                 57
                                                             --------           --------
                                                               (1,070)              (713)
                                                             --------           --------
Loss before income taxes                                       (7,325)              (930)

Income tax benefit                                              2,886                364
                                                             --------           --------
Net loss                                                     $ (4,439)          $   (566)
                                                             ========           ========

See accompanying notes to financial statements

                             THE J. PETERMAN COMPANY
                 NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION

     The accompanying unaudited financial statements include the accounts of The
     J. Peterman Company (the "Company"). The Company's primary business activity is direct mail order and catalog sales throughout the United States and Japan. The Company also operates retail and outlet stores, of which eight were opened during 1998.

     The accompanying unaudited financial statements of the Company have been prepared in accordance with instructions to Article 10 of Regulation S-X and accordingly certain information and footnote disclosures have been condensed or omitted. These condensed financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 1997 and notes thereto included in this Form 8-K/A.

     In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position at September 30, 1998 and results of operations for the nine months then ended, and for all other periods presented, have been made. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results expected for all of 1998.

2. The Company authorized and issued 400,000, 226,200 and 200,000 shares of Series E preferred stock with a par value of $10 per share to various investment companies in June, July and September 1998, respectively. Dividends accrue at the rate of 8% of the par value per annum. Proceeds from this issue were used to pay-down short-term borrowings and for general corporate purposes (primarily store equipment and leasehold improvements and the build-up of inventory for eight new stores in 1998).

3. In September 1998, the Company issued $8,000,000 of unsecured subordinated debentures to General Electric Capital Corporation. Interest accrues at 10% and is payable quarterly. The debentures are due September 2003. Proceeds from this issue were used to pay-down short-term borrowings and for general corporate purposes (primarily store equipment and leasehold improvements and the build-up of inventory for eight new stores in 1998).

                                                                         ITEM 7b
Item 7(b) Pro Forma Financial Information


The following unaudited pro forma condensed combined financial information gives effect to the purchase of substantially all the assets of The J. Peterman Company ("J. Peterman") by the registrant in a transaction accounted for as a purchase. It is based on and should be read in conjunction with the audited financial statements and notes thereto appearing in the registrant's annual report on Form 10-K for the year ended January 31, 1998 and the financial statements of J. Peterman included elsewhere in the Form 8-K/A. The unaudited condensed combined pro forma balance sheet as of October 31, 1998 gives effect to the purchase of substantially all the assets of J. Peterman as if it occurred on October 31, 1998. The unaudited pro forma combined statements of income for the year ended January 31, 1998 and for the nine month period ended October 31, 1998 give effect to the purchase of substantially all the assets of J. Peterman as if the purchase had occurred on February 2, 1997.

The J. Peterman Company significantly expanded its operations during 1998 through the opening of new retail and outlet store locations. At February 2, 1997, January 31, 1998 and October 31, 1998, J. Peterman had 2, 4, and 10 stores, respectively. At March 12, 1999, the date of purchase by the registrant,
J. Peterman's business included 13 stores, of which 3 stores were subsequently closed by the registrant as contemplated in the Asset Purchase Agreement. The closure of these locations was reflected in the determination of the purchase price.

The unaudited pro forma adjustments are based upon available information, preliminary estimates of fair value, and certain assumptions that management believes are reasonable in the circumstances. The allocation of the purchase price, which was based on preliminary estimates of the fair value of the assets acquired, may vary once the actual fair value of the assets are determined. The unaudited pro forma combined financial information does not purport to represent what the registrant's financial position or results of operations would actually have been if the purchase of substantially all the assets of J. Peterman had occurred at the dates indicated, nor to project the registrant's financial position or results of operations for any future date or period.

                   PAUL HARRIS STORES, INC. AND SUBSIDIARIES
                  Pro Forma Combined Balance Sheet (Unaudited)
                             As of October 31, 1998
                             (Dollars in thousands)


                                                                                                 Pro Forma            Pro Forma
                                                           Paul Harris      J. Peterman (1)     Adjustments            Combined
                                                         ---------------    ---------------    --------------      ----------------
ASSETS
  Current assets
   Merchandise inventories                               $        45,951    $        17,070    $    (11,875)  b     $        51,146
   Other current assets                                           10,125             12,221         (12,221)  a              10,125
                                                         ---------------    ---------------    -------------        ---------------
      Total current assets                                        56,076             29,291         (24,096)                 61,271
                                                         ---------------    ---------------    -------------        ---------------
  Property, fixtures and equipment                                68,886              5,934          (3,342)  b              71,478
   Less: accumulated depreciation and amortization               (20,509)            (1,424)          1,424   b             (20,509)
                                                         ---------------    ---------------    -------------        ---------------
      Property, fixtures and equipment, net                       48,377              4,510          (1,918)  b              50,969

  Other assets                                                       752                792           3,251   c               4,795
                                                         ---------------    ---------------    -------------        ---------------
Total assets                                             $       105,205    $        34,593    $    (22,763)        $       117,035
                                                         ===============    ===============    =============        ===============
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
   Accounts payable                                      $        19,735    $         5,764    $     (3,934)  a,f   $        21,565
   Other current liabilities                                      15,504              6,670          (6,670)  a              15,504
                                                         ---------------    ---------------    -------------        ---------------
      Total current liabilities                                   35,239             12,434         (10,604)                 37,069
                                                         ---------------    ---------------    -------------        ---------------
  Long-term debt                                                                     15,951          (5,951)  a,d            10,000
  Other non-current liabilities                                    4,460                  0               0                   4,460


  Redeemable preferred stock                                                         11,429         (11,429)  e                   -
   Shareholders' equity
   Common stock                                                   17,410                  3              (3)  e              17,410
   Additional paid-in capital                                     13,939                345            (345)  e              13,939
   Retained earnings                                              38,573             (5,569)          5,560   e              38,573
                                                         ---------------    ---------------    -------------        ---------------
                                                                  69,922             (5,221)          5,221                  69,922
   Less: common stock in treasury, at cost
    500,000 shares at October 31, 1998                             4,416                  -               -                   4,416
                                                         ---------------    ---------------    -------------        ---------------
      Total shareholders' equity                                  65,506             (5,221)          5,221                  65,506
                                                         ---------------    ---------------    -------------        ---------------
Total liabilities and shareholders' equity               $       105,205    $        34,593    $    (22,763)        $       117,035
                                                         ===============    ===============    =============        ===============

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

      (1) As of September 30, 1998

      a) These adjustments eliminate the assets and liabilities from the J. Peterman historical financial statement balances that were not purchased by Paul Harris as provided in the Asset Purchase Agreement.

      b) The J. Peterman acquisition will be accounted for using the purchase method of accounting. These amounts reflect the preliminary estimates of adjustments necessary to record the J. Peterman assets acquired at their estimated respective fair values. The total purchase price was determined and allocated as follows (in millions):

      Borrowings under Credit Facility                   $          10.0
      Acquisition costs (i)                                          1.8
                                                         ---------------
        Total purchase price                             $          11.8
                                                         ===============
      Purchase price allocated to:
      Merchandise inventories                            $           5.2
      Property, fixtures and equipment                               2.6
      Other assets                                                   4.0
                                                         ---------------
        Total purchase price allocated                   $          11.8
                                                         ===============

      (i) Represents fees and costs directly associated with the J. Peterman acquisition consisting primarily of legal and other professional fees, and other estimated costs to exit certain J. Peterman facilities pursuant to EITF 95-3.

      c) Other assets were adjusted to reflect the allocation of $4.0 million of the purchase price to primarily a Grand Central Station store lease and trade names that will be amortized over an estimated life of 15 years and 30 years, respectively.

      d) Long-term debt was adjusted to reflect borrowings of $10.0 million under the Credit Facility.

      e) The adjustment reflects the elimination of the shareholders' equity accounts of J. Peterman.

      f) The adjustment reflects acquisition costs of $1.8 million as discussed in (b) above.

                   PAUL HARRIS STORES, INC. AND SUBSIDIARIES
           Pro Forma Combined Statements of Income (Loss) (Unaudited)
                 For the Fifty-two Weeks Ended January 31, 1998
               (Dollars in thousands, except for per share data)

                                                                                                              Unaudited
                                                                                                    -----------------------------
                                                                                                     Pro Forma         Pro Forma
                                                                Paul Harris    J. Peterman (1)      Adjustments        Combined
                                                              -------------    ---------------      -----------       -----------
Net sales                                                     $     209,236     $       43,380      $       -          $  252,616

Cost of sales, including certain occupancy expenses
  exclusive of depreciation and certain advertising
  and selling expenses                                              130,589             35,777              -             166,366
                                                              -------------     --------------      ---------          ----------
   Gross income                                                      78,647              7,603              -              86,250

Selling, general and administrative expenses                         59,733              6,379              -              66,112
Depreciation and amortization                                         4,148                247            219 a,d           4,614
                                                              -------------     --------------      ---------          ----------
   Operating income                                                  14,766                977           (219)             15,524

Interest income (expense), net                                          941             (1,051)           302 b               192
                                                              -------------     --------------      ---------          ----------
   Income (loss) before income taxes                                 15,707                (74)            83              15,716

Provision (benefit) for income taxes                                  5,979                (91)            31 c             5,919
                                                              -------------     --------------      ---------          ----------
   Net income (loss)                                          $       9,728     $           17      $      52          $    9,797
                                                              =============     ==============      =========          ==========
Basic earnings per share (e)                                  $        0.89                                            $     0.90
                                                              =============                                            ==========
Weighted average number of shares outstanding (e)                    10,880                                                10,880
                                                              =============                                            ==========
Diluted earnings per share (e)                                $        0.86                                            $     0.87
                                                              =============                                            ==========
Weighted average number of shares and share equivalents
outstanding (e)                                                      11,292                                                11,292
                                                              =============                                            ==========

                    Nine-Month Period Ended October 31, 1998
               (Dollars in thousands, except for per share data)


                                                                                           Unaudited
                                                              --------------------------------------------------------------------
                                                                                                     Pro Forma          Pro Forma
                                                                Paul Harris    J. Peterman (2)      Adjustments         Combined
                                                              -------------    ---------------      -----------        -----------
Net sales                                                     $     161,585     $       31,629      $       -          $  193,214

Cost of sales, including certain occupancy expenses
  exclusive of depreciation and certain advertising
  and selling expenses                                               99,473             28,378              -             127,851
                                                              -------------     --------------      ---------          ----------
   Gross income                                                      62,112              3,251              -              65,363

Selling, general and administrative expenses                         51,407              9,265              -              60,672
Depreciation and amortization                                         4,549                241             97 a,d           4,887
                                                              -------------     --------------      ---------          ----------
   Operating income                                                   6,156             (6,255)           (97)               (196)

Interest income (expense), net                                          156             (1,070)           538 b              (376)
                                                              -------------     --------------      ---------          ----------
   Income (loss) before income taxes                                  6,312             (7,325)           441                (572)

Provision (benefit) for income taxes                                  2,485             (2,886)           165 c              (236)
                                                              -------------     --------------      ---------          ----------
   Net income (loss)                                          $       3,827     $       (4,439)     $     275          $     (337)
                                                              =============     ==============      =========          ==========
Basic earnings per share (e)                                  $        0.34                                            $    (0.03)
                                                              =============                                            ==========
Weighted average number of shares outstanding (e)                    11,174                                                11,174
                                                              =============                                            ==========
Diluted earnings per share (e)                                $        0.33                                            $    (0.03)
                                                              =============                                            ==========
Weighted average number of shares and share equivalents
outstanding (e)                                                      11,469                                                11,469
                                                              =============                                            ==========

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)

(1)      Twelve-month period ended December 31, 1997
(2)      Nine-month period ended September 30, 1998

a Additional annual depreciation resulting from the increased basis of property, fixtures and equipment acquired based on estimated useful life periods from 1 to 15 years.

b Interest charges on $10.0 million of long-term debt borrowed in connection with the acquisition. Borrowing was made under the Credit Facility which carries a floating rate. A 1/8 of 1 percent change in the interest rate on that debt would result in a change of interest expense of approximately $13,000 and $9,000 for the twelve month period and nine month period, respectively.

c Reduction in federal income taxes relating to the foregoing adjustments based on an effective tax rate of 37.5%, which is the expected effective tax rate of Paul Harris Stores, Inc.

d Amortization of other assets on a straight-line basis over the estimated lives relating to balance sheet adjustment (c).

e Basic and diluted earnings per share was calculated in accordance with Statement of Financial Accounting Standard No. 128 by dividing Paul Harris historical or pro forma net earnings available to common shareholders,as adjusted if applicable, by the weighted average common shares outstanding, as adjusted if applicable.

f Eliminates interest expense of $1,077,000 and $1,119,000 on debt not purchased by Paul Harris Stores, Inc. for the twelve and nine month periods respectively.

g Adjusts depreciation expense of 265,000 and 185,000 on J. Peterman on fixed assets not purchased by Paul Harris Stores, Inc. for the twelve and nine month periods respectively.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           PAUL HARRIS STORES, INC.


Dated:  May 27, 1999                   By: /s/ Thomas McCain
                                          -------------------------------
                                                 Thomas McCain
                                           Senior Vice President and
                                            Chief Financial Officer

                                                                         ITEM 7c

                               INDEX TO EXHIBITS

                                                                        Page No.
Exhibit                                                                 in this
  No.           Description                                              Filing
-------         -----------                                             -------

2 *Asset Purchase Agreement, as amended, dated as of March 12, 1999, among the Registrant, The J. Peterman Company and
          Peterman Acquisition Corp.......................................

23        Consent of Independent Auditors.................................  27






* Previously filed with Form 8-K, dated March 29, 1999.